Eastman Announces First-Quarter 2013 Financial Results

KINGSPORT, Tenn., April 25, 2013 - Eastman Chemical Company (NYSE:EMN) today announced earnings, excluding Solutia acquisition-related costs and charges in both periods, of $1.62 per diluted share for first quarter 2013 versus $1.22 per diluted share for first quarter 2012. Reported earnings were $1.57 per diluted share in first quarter 2013 versus $1.13 per diluted share in first quarter 2012. For reconciliation to reported company and segment earnings, see Tables 3 and 4 in the accompanying first-quarter 2013 financial tables.

“Our portfolio of specialty businesses continued to deliver strong earnings in the first quarter despite uncertain global economic conditions,” said Jim Rogers, Chairman and CEO. “For full year 2013, we remain on track to achieve a fourth consecutive year of double-digit earnings growth while also generating strong cash flow.” See “Outlook” paragraphs for items excluded from earnings comparisons.

(In millions, except per share amounts)	1Q2013	1Q2012

Sales revenue	$2,307	$1,821

Pro forma combined sales revenue*	$2,307	$2,319

Earnings per diluted share from continuing operations	$1.57	$1.13

Earnings per diluted share from continuing operations excluding Solutia acquisition-related costs and charges**	$1.62	$1.22

Net cash provided by operating activities	$5	$19

*See Table 2.
**For reconciliation to reported company and segment earnings, see Tables 3 and 4.

Corporate 1Q 2013 versus 1Q 2012

Sales revenue for first quarter 2013 was $2.3 billion, a 27 percent increase compared with first quarter 2012. First quarter 2013 included sales revenue from the acquired Solutia businesses. Pro forma combined sales revenue declined 1 percent.

Operating earnings in first quarter 2013 were $393 million compared with $264 million in first quarter 2012. Excluding Solutia acquisition-related costs and charges in both periods, operating earnings were $403 million in first quarter 2013 and $273 million in first quarter 2012. First quarter 2013 included operating earnings from the acquired Solutia businesses. Pro forma combined operating earnings, excluding Solutia acquisition-related costs and charges, were $403 million in first quarter 2013 compared with $363 million in first quarter 2012. Pro forma combined operating earnings increased primarily due to lower raw material and energy costs partially offset by lower selling prices. Operating earnings and pro forma combined operating earnings included the “Other” operating losses detailed in Table 3.

Segment Results 1Q 2013 versus 1Q 2012

Additives & Functional Products - First quarter 2013 included sales revenue and operating earnings from the acquired Solutia rubber additives product lines. Pro forma combined sales revenue increased primarily due to higher sales volume of solvents product lines attributed to strengthened coatings demand in the U.S. building and construction market. First-quarter 2013 sales revenue included revenue from sales of certain products primarily sold into the tires market which were formerly reported in the Adhesives & Plasticizers segment. Pro forma combined operating earnings increased to $98 million in first quarter 2013 compared with $94 million in first quarter 2012. The increase was primarily due to lower raw material and energy costs, particularly for propane, and higher sales volume more than offsetting lower selling prices. Also impacting first quarter 2013 operating earnings was lower capacity utilization of rubber additives manufacturing facilities compared to higher capacity utilization in first quarter 2012 to build inventory.

Adhesives & Plasticizers - Sales revenue declined primarily due to lower sales volume attributed to weakened demand for adhesives resins sold into consumables markets, particularly packaging. Substitution of phthalate plasticizers with non-phthalate plasticizers continued during the quarter. First-quarter 2012 sales revenue included revenue from sales of certain products primarily sold into the tires market which now are reported in the Additives & Functional Products segment. Operating earnings declined to $49 million in first quarter 2013 compared with $66 million in first quarter 2012 primarily due to lower sales volume in adhesives resins product lines and resulting lower capacity utilization.

Advanced Materials - First quarter 2013 included sales revenue and operating earnings from the acquired Solutia interlayers and performance films product lines. Pro forma combined sales revenue increased primarily due to higher sales volume of interlayers products, particularly in Asia, attributed to strengthened demand in the transportation market, and higher sales volume for Eastman Tritan™ copolyester. Excluding first-quarter 2012 restructuring charges, pro forma combined operating earnings increased to $65 million in first quarter 2013 compared with $61 million in first quarter 2012 primarily due to slightly higher sales volume and increased sales of higher margin products, including interlayers with acoustic properties, Eastman Tritan™ copolyester, and V-Kool® brand window films.

Fibers - Sales revenue increased due to higher selling prices in response to higher raw material and energy costs, particularly for wood pulp, and higher sales volume due to customer buying patterns for acetate tow products. Operating earnings increased to $114 million in first quarter 2013 compared with $101 million in first quarter 2012 due to higher selling prices more than offsetting higher raw material and energy costs.

Specialty Fluids & Intermediates - First quarter 2013 included sales revenue and operating earnings from the acquired Solutia specialty fluids product lines. Pro forma combined sales revenue declined primarily due to lower sales volume resulting from increased internal use of olefins in the manufacture of higher-value downstream derivatives. The decline was also due to lower selling prices primarily for ethylene products due to lower raw material and energy costs, particularly for propane. Pro forma combined operating earnings increased to $95 million in first quarter 2013 compared with $73 million in first quarter 2012. The increase was primarily due to lower raw material and energy costs more than offsetting lower selling prices.

Cash Flow

Eastman generated $5 million in cash from operating activities during first quarter 2013. Working capital increased by $235 million during first quarter 2013 primarily due to increased receivables resulting from higher sales revenue. The company contributed $11 million to the U.S. defined benefit pension plans during the quarter, and expects to contribute approximately $120 million in full year 2013. The fourth-quarter 2012 dividend of $45 million ($.30 per share) was paid in December 2012 rather than January 2013. Share repurchases totaled $32 million during first quarter 2013.

Outlook

Commenting on the outlook for full year 2013, Rogers said:  “We expect our leadership positions in key end-markets, the diversity of the end-markets we serve, and our broad geographic footprint to continue to position us well for strong earnings growth. However, global economic uncertainty continues with particular weakness in Europe, and raw material and energy costs remain volatile. Taking all of these factors into consideration, we continue to expect 2013 earnings per share to be between $6.30 and $6.40.” Solutia integration costs, any asset impairments and restructuring charges, and mark-to-market pension and OPEB gains or losses are excluded from the earnings per share projection.

The earnings for 2012, 2011, 2010, and 2009 referenced in the second paragraph of this release are non-GAAP and exclude Solutia acquisition-related costs, asset impairments and restructuring charges and gains, mark-to-market pension and OPEB gains and losses, and early debt extinguishment costs. Reconciliations to 2012, 2011, 2010, and 2009 GAAP earnings and other associated disclosures, including descriptions of the excluded items, are available in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section of the company's Annual Report on Form 10-K for 2012 and 2011.

Forward Looking Statements: This news release includes forward-looking statements concerning current expectations for future economic, business, and competitive conditions, financial impact and related costs and charges of the Solutia acquisition, raw material and energy costs, pension and OPEB gains and losses, defined benefit pension plan contributions, and earnings and cash flow for full year 2013. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2012 available, and the Form 10-Q to be filed for first quarter 2013 and to be available, on the SEC website at www.sec.gov and the Eastman Chemical website at www.eastman.com in the Investors, SEC filings section.

Eastman will host a conference call with industry analysts on April 26, 2013 at 8:00 a.m. Eastern Time. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Presentations. To listen via telephone, the dial-in number is (913) 312-1514, passcode number 9292143. A web and telephone replay will be available continuously from 11:00 a.m. Eastern Time, April 26, to 11:00 a.m. Eastern Time, May 6, 2013, at (888) 203-1112 or (719) 457-0820, passcode 9292143.

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction, and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2012 pro forma combined revenues, giving effect to the Solutia acquisition, of approximately $9 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 13,500 people around the world. For more information, visit www.eastman.com.
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Contacts:

Media:  Tracy Kilgore
423-224-0498 / tjkilgore@eastman.com

Investors:  Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 25, 2013

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), April 26, 2013.

On July 2, 2012, the Company completed its acquisition of Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  In the acquisition, each outstanding share of Solutia common stock was cancelled and converted automatically into the right to receive $22.00 in cash and 0.12 shares of Eastman common stock.  In total, 14.7 million shares of Eastman common stock were issued in the transaction.  The fair value of total consideration transferred was $4.8 billion, consisting of cash of $2.6 billion, net of cash acquired; equity in the form of Eastman stock of approximately $700 million; and the assumption and subsequent repayment of Solutia's debt at fair value of $1.5 billion. Beginning with third quarter 2012, the Company's consolidated results of operations include results of Solutia. For selected pro forma combined segment information, see the Company's Current Report on Form 8-K furnished with the Securities and Exchange Commission on October 15, 2012 and Tables 2 and 3.

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2013	2012
Sales	$2,307	$1,821
Cost of sales	1,691	1,390
Gross profit	616	431
Selling, general and administrative expenses	171	126
Research and development expenses	49	41
Asset impairments and restructuring charges	3	—
Operating earnings	393	264
Net interest expense	47	19
Other charges (income), net	1	—
Earnings from continuing operations before income taxes	345	245
Provision for income taxes from continuing operations	97	85
Earnings from continuing operations	248	160
Loss from disposal of discontinued operations, net of tax	—	(1)
Net earnings	248	159
Less: net income attributable to noncontrolling interest	1	1
Net earnings attributable to Eastman	$247	$158
Amounts attributable to Eastman stockholders:
Earnings from continuing operations, net of tax	$247	$159
Loss from discontinued operations, net of tax	—	(1)
Net earnings attributable to Eastman stockholders	$247	$158
Basic earnings per share attributable to Eastman
Basic earnings per share attributable to Eastman	$1.60	$1.15
Diluted earnings per share attributable to Eastman
Earnings from continuing operations	$1.57	$1.13
Loss from discontinued operations	—	(0.01)
Diluted earnings per share attributable to Eastman	$1.57	$1.12

Shares (in millions) outstanding at end of period	154.8	138.0
Shares (in millions) used for earnings per share calculation
Basic	154.4	137.3
Diluted	156.7	140.7

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Sales by Segment
Additives & Functional Products	$419	$263
Adhesives & Plasticizers	345	374
Advanced Materials	584	292
Fibers	346	323
Specialty Fluids & Intermediates	607	569
Total Sales by Segment	2,301	1,821
Other	6	—
Total Eastman Chemical Company	$2,307	$1,821

Table 2B – Segment Sales Information (Eastman and Solutia Pro Forma Combined)

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Sales by Segment
Additives & Functional Products	$419	$400
Adhesives & Plasticizers	345	374
Advanced Materials	584	567
Fibers	346	323
Specialty Fluids & Intermediates	607	642
Total Sales by Segment	2,301	2,306
Other	6	13
Total Eastman Chemical Company	$2,307	$2,319

Table 2C – Sales Revenue Change

	First Quarter 2013 Compared to First Quarter 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	59%	60%	(1)%	—%
Adhesives & Plasticizers	(8)%	(7)%	—%	(1)%
Advanced Materials	100%	100%	1%	(1)%
Fibers	7%	3%	4%	—%
Specialty Fluids & Intermediates	7%	9%	(2)%	—%

Total Eastman Chemical Company	27%	27%	—%	—%

Table 2D – Sales Revenue Change (Eastman and Solutia Pro Forma Combined)

	First Quarter 2013 Compared to First Quarter 2012
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Exchange Rate Effect

Additives & Functional Products	5%	7%	(2)%	—%
Adhesives & Plasticizers	(8)%	(7)%	—%	(1)%
Advanced Materials	3%	3%	—%	—%
Fibers	7%	3%	4%	—%
Specialty Fluids & Intermediates	(5)%	(3)%	(2)%	—%

Total Eastman Chemical Company	(1)%	—%	(1)%	—%

Table 2E – Sales by Region

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Sales by Region
United States and Canada	$1,081	$1,002
Asia Pacific	595	388
Europe, Middle East, and Africa	513	346
Latin America	118	85
Total Eastman Chemical Company	$2,307	$1,821

Table 2F – Sales by Region (Eastman and Solutia Pro Forma Combined)

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Sales by Region
United States and Canada	$1,081	$1,132
Asia Pacific	595	537
Europe, Middle East, and Africa	513	528
Latin America	118	122
Total Eastman Chemical Company	$2,307	$2,319

Table 3A - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Operating Earnings by Segment and Item
Additives & Functional Products
Operating earnings	$98	$56
Adhesives & Plasticizers
Operating earnings	49	66
Advanced Materials
Operating earnings	65	30
Fibers
Operating earnings	114	101
Specialty Fluids & Intermediates
Operating earnings	95	53
Total Operating Earnings by Segment
Operating earnings	421	306
Other (1)
Operating loss
Growth initiatives and businesses not allocated to segments (2)	(21)	(26)
Pension and OPEB credits (costs) not allocated to operating segments	3	(7)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(10)	(9)
Operating loss before exclusions	(28)	(42)
Transaction and integration costs related to the acquisition of Solutia	7	9
Asset impairments and restructuring charges (3)	3	—
Operating loss excluding items	(18)	(33)
Total Eastman Chemical Company
Total operating earnings	393	264
Transaction and integration costs related to the acquisition of Solutia	7	9
Asset impairments and restructuring charges	3	—
Total operating earnings excluding items	$403	$273

(1)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(2)	Businesses not allocated to segments include the Perennial WoodTM and Photovoltaics businesses.

(3)	Restructuring charges for severance associated with the continued integration of Solutia.

Table 3B - Company, Segment, and Other Operating Earnings (Loss), and Non-GAAP Operating Earnings Reconciliations (Eastman and Solutia Pro Forma Combined)

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Operating Earnings by Segment and Item
Additives & Functional Products
Operating earnings	$98	$94
Adhesives & Plasticizers
Operating earnings	49	66
Advanced Materials
Operating earnings	65	57
Asset impairments and restructuring charges (1)	—	4
Excluding item	65	61
Fibers
Operating earnings	114	101
Specialty Fluids & Intermediates
Operating earnings	95	73
Total Operating Earnings by Segment
Operating earnings	421	391
Asset impairments and restructuring charges (1)	—	4
Excluding items	421	395
Other (2)
Operating loss
Growth initiatives and businesses not allocated to segments (3)	(21)	(25)
Pension and OPEB credits (costs) not allocated to operating segments	3	(7)
Transaction, integration, and restructuring costs related to the acquisition of Solutia	(10)	(20)
Operating loss before exclusions	(28)	(52)
Transaction and integration costs related to the acquisition of Solutia	7	20
Asset impairments and restructuring charges (4)	3	—
Operating loss excluding items	(18)	(32)
Total Eastman Chemical Company
Total operating earnings	393	339
Transaction and integration costs related to the acquisition of Solutia	7	20
Asset impairments and restructuring charges	3	4
Total operating earnings excluding items	$403	$363

(1)	Acquisition-related expenses of $4 million for Solutia's Southwall Technologies Inc. acquisition.

(2)
Research and development, pension and OPEB, and other expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating earnings (loss).

(3)	Businesses not allocated to segments include the Perennial WoodTM and Photovoltaics businesses.

(4)	Restructuring charges for severance associated with the continued integration of Solutia.

Table 4 – Operating Earnings, Earnings, and Earnings Per Share from Continuing Operations Non-GAAP Reconciliations

	First Quarter 2013
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, unaudited)			After Tax	Per Diluted Share
As reported	$393	$345	$247	$1.57
Certain Items:
Solutia integration costs (1)	7	7	4	0.03
Asset impairments and restructuring charges (2)	3	3	2	0.02
Excluding items	$403	$355	$253	$1.62

	First Quarter 2012
	Operating Earnings	Earnings from Continuing Operations Before Tax	Earnings from Continuing Operations Attributable to Eastman Stockholders
(Dollars in millions, unaudited)			After Tax	Per Diluted Share
As reported	$264	$245	$159	$1.13
Certain Item:
Solutia transaction and financing costs (1)	9	14	13	0.09
Excluding item	$273	$259	$172	$1.22

(1)
Integration costs of $7 million in first quarter 2013 and transaction costs of $9 million in first quarter 2012 included in selling, general and administrative expenses and $5 million financing costs in first quarter 2012 included in other charges (income), net.

(2)	Restructuring charges for severance associated with the continued integration of Solutia.

Table 5 – Statements of Cash Flows

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Cash flows from operating activities
Net earnings including noncontrolling interest	$248	$159
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	110	69
Provision for deferred income taxes	26	13
Pension and other postretirement contributions (in excess of) less than expenses	(25)	(27)
Variable compensation (in excess of) less than expenses	(57)	(71)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(155)	(103)
(Increase) decrease in inventories	(53)	14
Increase (decrease) in trade payables	(27)	(20)
Other items, net	(62)	(15)
Net cash provided by operating activities	5	19
Cash flows from investing activities
Additions to properties and equipment	(87)	(90)
Proceeds from redemption of short-term time deposits	—	120
Proceeds from sale of assets and investments	5	6
Acquisitions and investments in joint ventures, net of cash acquired	—	(10)
Additions to capitalized software	(1)	(1)
Other items, net	—	(35)
Net cash used in investing activities	(83)	(10)
Cash flows from financing activities
Net increase (decrease) in commercial paper, credit facility and other borrowings	200	(1)
Proceeds from borrowings	—	5
Repayment of borrowings	(200)	—
Dividends paid to stockholders	(1)	(36)
Treasury stock purchases	(32)	—
Dividends paid to noncontrolling interests	(3)	—
Proceeds from stock option exercises and other items, net	46	15
Net cash provided by (used in) financing activities	10	(17)
Effect of exchange rate changes on cash and cash equivalents	(3)	—
Net change in cash and cash equivalents	(71)	(8)
Cash and cash equivalents at beginning of period	249	577
Cash and cash equivalents at end of period	$178	$569

Table 5A – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation

	First Quarter
(Dollars in millions, unaudited)	2013	2012
Net cash provided by operating activities	$5	$19
Additions to properties and equipment	(87)	(90)
Dividends paid to stockholders	(1)	(36)
Free Cash Flow	$(83)	$(107)

Table 6 – Selected Balance Sheet Items

	March 31,	December 31,
(Dollars in millions, unaudited)	2013	2012

Cash	$178	$249
Short-term Borrowings	4	4
Long-term Borrowings	4,779	4,779
Total Eastman Stockholders' Equity	3,105	2,943